Exhibit 99(a)(4)

        Offer to Purchase for Cash
All Outstanding Common Shares of Beneficial Interest
of
FALCON FINANCIAL INVESTMENT TRUST
at
$7.50 Net Per Share
Pursuant to the Offer to Purchase
Dated January 31, 2005
by
FLASH ACQUISITION COMPANY LLC
a wholly owned subsidiary of
iSTAR FINANCIAL INC.

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON MONDAY, FEBRUARY 28, 2005, UNLESS THE OFFER IS EXTENDED.

January 31, 2005

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Flash Acquisition Company LLC, a Maryland limited liability company (the "Purchaser"), and a wholly owned subsidiary of iStar Financial Inc., a Maryland corporation ("Parent") to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the outstanding common shares of beneficial interest, par value $0.01 per share (the "Shares"), of Falcon Financial Investment Trust, a Maryland real estate investment trust (the "Company"), at a price of $7.50 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 31, 2005 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), copies of which are enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 19, 2005 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. After the Merger, the Company will be the surviving company and a wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

        All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

        The Purchaser is offering to pay $7.50 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes), upon the terms and subject to the conditions of the Offer to Purchase for Shares tendered and not withdrawn at or prior to 12:00 midnight, New York City time, on Monday, February 28, 2005.

        The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer, that number of Shares together with any Shares then owned by the Purchaser or Parent, that immediately prior to acceptance for payment of Shares pursuant to the Offer, represents at least a majority of the total number of Shares outstanding (on a fully-diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement). The Offer is also subject to other conditions. See Section 15 of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        For your information and for forwarding to your clients, we are enclosing the following documents:

  •
  The Offer to Purchase.

  •
  The Letter of Transmittal to be used by shareholders of the Company in accepting the Offer, together with the Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup U.S. federal income tax withholding. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

  •
  A letter to shareholders of the Company from Vernon B. Schwartz, Chairman of the board of trustees and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated January 31, 2005, filed by the Company with the Securities and Exchange Commission, which includes the recommendation of the board of trustees of the Company that shareholders tender their Shares to the Purchaser pursuant to the Offer.

  •
  A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee with space provided for obtaining such clients' instructions with regard to the Offer.

  •
  The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Shares are not immediately available or if time will not permit all required documents to reach the Depositary prior to the expiration of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis.

  •
  A return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

        Any inquiries you may have with respect to the Offer should be directed to, and additional copies of the enclosed materials may be obtained by contacting, the undersigned at (877) 766-4684 (call toll free).

                      Very truly yours,

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, OR THE DEALER MANAGER, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.